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CLCX -- PRESS RELEASE


CONTACT:
Computer Learning Centers, Inc.
John L. Corse
President
(703) 367-7034


                              FOR IMMEDIATE RELEASE

                         COMPUTER LEARNING CENTERS FILES
       APPEAL OF $187MILLION ASSESSMENT BY US DEPARTMENT OF EDUCATION, AND
                      FILES FOR BANKRUPTCY UNDER CHAPTER 7

Manassas, VA - January 25, 2001 -- COMPUTER LEARNING CENTERS, INC. (NASDAQ NATIONAL MARKET: CLCX) today announced that it has this morning filed an appeal with the United States Department of Education ("ED") of ED's recent assessment of liability totaling $187,497,434 relating to the compensation of its admissions staff. CLC has this afternoon also filed a voluntary petition for protection under Chapter 7 of the United States Bankruptcy Code. Under Chapter 7, a court-appointed interim trustee will oversee the liquidation of the Company's assets. Classes have previously been suspended at all 25 of the Company's Learning Centers and CLC employees have been notified not to report to work.

The Company has been unable to meet its working capital requirements following notification by ED on January 15, 2001 that its disbursement of federal financial aid to eligible students at all of its Learning Centers was changed to reimbursement procedures under Heightened Cash Monitoring 2 that effectively cut off the availability of grant and loan funds to which CLC's students are entitled (see release dated January 16, 2001 for details) resulting in an immediate freeze on CLC's accounts. ED's precipitous action preceded by a month ED's own due date for the Company to provide surety or other evidence of financial responsibility. As noted in the release, ED's calculation of CLC's financial responsibility excluded the beneficial effect of the long-term debt reported on CLC's balance sheet as of January 31, 2000 despite the fact that the applicable ED regulations require an institution to include "debt obtained for long-term purposes" when calculating its financial responsibility.

In its Request for Review of the asserted $187-million liability, CLC maintained that its salary plan for admissions representatives is and has been in compliance with the requirements of the Higher Education Act. CLC also argued that since the law was enacted in 1992, ED has failed to provide useful regulatory guidance, instead issuing a stream of inconsistent private letters. Among the documents cited in the appeal is a 1993 letter from the ED official charged with interpreting the law, in which the official states: "until guidance can be provided based on the outcome of the [negotiated rulemaking process], institutions are advised to consult with their legal counsel to develop a reasonable interpretation of the law." The appeal goes on to note that when ED did publish regulations in 1994, with minor exception unrelated to CLC, the regulations restated the statute without further explanation. Since that time, the appeal continues, ED has not provided any substantive public guidance respecting the issues raised in the FPRD. The appeal also asserts that ED violated the clear requirements of law in seeking to apply its interpretation without first providing public guidance.
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John Corse, CLC's President said, "I regret that ED's unwarranted action in issuing the FPRD and then suspending access to assistance due our students has put CLC in the position that it can no longer meet its commitments to students, employees and vendors. All of us at CLC have cherished our role in assisting our students as they changed their lives. In directly causing the demise of CLC, the interruption of the education of over 9,000 students and the unemployment of over 1,600 dedicated men and women, ED has ignored the public interest in favor of a draconian approach to managing the student aid programs. It is even more regrettable that the senior leadership of ED failed to exercise sufficient oversight to ensure that CLC was afforded the due process we Americans have a right to expect from our government."

"I continue to believe that CLC's standing under the prescribed financial responsibility assessment resulted in a score above the minimum requirement of one, and CLC's calculation is consistent with the examples of calculations contained in the regulations. CLC's financial responsibility assessment in every regard was correct under the generally accepted definitions of the accounting industry as attested to by its auditors, PricewaterhouseCoopers. The entire education industry is at risk if it cannot knowingly set its capital structure to be in compliance with regulations when the definition of what constitutes compliance remains a secret apparently known only to ED officials."

After ED delivered the notice terminating the flow of Title IV funds to CLC, CLC repeatedly sought to meet with ED to develop a plan to allow CLC to sell its schools in an orderly fashion and in doing so to protect the interests of its students and employees. Because ED was unwilling or unable to act quickly to ameliorate the effects of the cut-off of funds, CLC was left with no reasonable alternative but to seek protection under Chapter 7 of the United States Bankruptcy Code.

Computer Learning Centers provided information and computer-related education and training at 25 Learning Centers in the United States.

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